Exhibit 3.1(ii)

ARTICLES OF AMENDMENT

To the

ARTICLES OF INCORPORATION

Of

COMANCHE URANIUM COMPANY, INC.

Pursuant to the Utah Business Corporation Act, COMANCHE URANIUM COMPANY, INC. adopts the following Articles of Amendment to the Articles of Incorporation:

FIRST: The name of the corporation is COMANCHE URANIUM COMPANY, INC.

SECOND: The following amendments of the Articles of Incorporation were adopted by the shareholders of the corporation on September 17, 20, 1968, in a manner prescribed by the Utah Business Corporation Act:

ARTICLE I.

The name of this corporation shall be COMANCHE OIL AND GAS CORPORATION.

ARTICLE II.

The period of existence and duration of this corporation is perpetual.

ARTICLE III.

The corporation shall have a principal business office and such other offices, either within or without the State of Utah, as its Board of Directors may from time to time establish.

ARTICLE IV.

The Corporation shall have a seal which shall be used in attesting its corporate acts and which shall bear the works "COMANCHE OIL AND GAS CORPORAITON."

ARTICLE VII.

The business and affairs of the corporation shall be managed by the Board of Directors.  None of the Directors need to be residents of the State of Utah or Stockholders of the corporation.

ARTICLE VIII.

The Stockholders of the corporation shall have no pre-emptive rights in respect to stock or other securities convertible into stock of the corporation.

ARTICLE IX.

The number of directors of the corporation, after its initial Board of Directors, shall be fixed by the By-laws of the corporation.

ARTICLE XVII.

The aggregate number of shares which the corporation shall have authority to issue is Ten Million (10,000,000) shares of capital stock, all with the par value of Four Cents ($.04) per share.  Such shares shall not be divided into classes or issued in series.

ARTICLE XVIII.

The existing By-Laws of the corporation may be amended by the Board of Directors and any further By-Laws may be adopted, amended or repealed by the Board of Directors except as otherwise provided in the Utah Business Corporation Act.

THIRD: The number of shares of the corporation outstanding at the time of such adoption was 7,000,000; and the number of shares entitled to vote thereon was 7,000,000.

FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:  Inapplicable in that shares are not divided into classes.

FIFTH: The number of shares that voted for such amendments, and the number of shares that voted against such amendments were as follows:

Amendment Involved:	Voted For:	Voted Against:
Article I	3,626,738	4,000
Article II	3,622,738	8,000
Article III	3,619,238	11,500
Article IV	3,626,738	4,000
Article VII	3,554,238	76,500
Article VIII	3,558,738	72,000
Article IX	3,619,738	11,000
Article XVII	3,547,988	82,750
Article XVIII	3,585,238	42,500

SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendments respectively, was :  inapplicable in that shares are not divided into classes.

SEVENTH: The manner, if not set forth in such amendments, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendments shall be effected, is as follows:

Shareholders are required to exchange four (4) shares of the One Cent ($.01) par value for one (1) share of the new Four Cent ($.04) value stock, thereby decreasing the outstanding capitalization from 7,000,000 shares of One Cent ($.01) par value stock to 1,750,000 shares of Four Cent ($.04) par value stock;

and the number of shares that voted for this was 3,541,738, and the number of shares that voted against this was 89,000.

EIGHTH: The manner in which such amendments effect a change in the amount of stated capital, and the amount of stated capital as changed by such amendments, are as follows:  the amount of stated capital is not effected by the amendments and remains the same.

DATED this 22rd day of October, 1968.

                                                COMANCHE URANIUM COMPANY, INC.

                                                /s/W. Reid Horne

                                                President

                                    And     /s/Melvin E. Locke

                                                Secretary

STATE OF UTAH )

: SS.

COUNTY OF SALT LAKE )

I, George L. Hansen III, a notary public, do hereby certify that on this 22nd day of October, 1968, personally appeared before me W. Reid Horne, who being by me first duly sworn, declared that he is the President of Comanche Uranium Company, Inc., that he signed the foregoing document as President of said corporation, and that the statements therein contained are true.

/s/George L. Hansen III

Notary Public

Residing in Salt Lake City, Utah

My commission expires:

9/19/72